Exhibit 5.1

December 12, 2012

ECA Marcellus Trust I

c/o Energy Corporation of America

4643 South Ulster Street, Suite 1100

Denver, Colorado  80237

Re:                             ECA Marcellus Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel for ECA Marcellus Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, copies or forms of the following:

(a)                                 The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 19, 2010 (the “Certificate”);

(b)                                 The Amended and Restated Trust Agreement, dated as of July 7, 2010, by and among Energy Corporation of America, a West Virginia corporation (the “Company”), The Corporation Trust Company (the “Delaware Trustee”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (as so amended and restated, the “Trust Agreement”);

(c)                                  A certificate of an officer of the Trustee, certifying as to (a) and (b) above;

(d)                                 The Registration Statement on Form S-3, including the prospectus contained therein, relating to the registration of Common Units for sale to the public, filed by the Company and the Trust with the Securities and Exchange Commission (the “SEC”) on or about the date hereof (the “Registration Statement”);

(e)                                  A Certificate of Good Standing for the Trust, dated the date hereof, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and that the Delaware Trustee satisfies the requirements of Section 3807(a) of the Act (as defined below), (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us and that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that each Person to whom a Common Unit is to be issued by the Trust (collectively, the “Trust Unit Holders”) will be issued a Common Unit pursuant to the terms of the Trust Agreement, and (viii) that the Common Units will be issued and sold to the Trust Unit Holders in accordance with the Trust Agreement and Registration Statement.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

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1.                                      The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2.                                      The Common Units, when issued, will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3.                                      The Trust Unitholders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note that the Trust Unitholders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

TJH/syh